                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
---------------------

               PEMSTAR Inc. Prices Common Stock in Public Offering

ROCHESTER, Minn. - August 20, 2003 - PEMSTAR Inc. (Nasdaq: PMTR), a leading provider of global engineering, product design, manufacturing and fulfillment services to technology, industrial and medical companies, today priced a public offering of 6.5 million shares of its common stock at $2.90 per share. Net proceeds to the Company from the offering are expected to be approximately $17.5 million. All of the shares are being offered by PEMSTAR under a shelf registration statement previously filed with the Securities and Exchange Commission.

The managing underwriters for the proposed offering are Needham & Company, Inc. and U.S. Bancorp Piper Jaffray. The underwriters have an option to purchase an additional 975,000 shares of common stock within 30 days from the date of the offering to cover over-allotments, if any.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This offering is being made solely by means of a prospectus dated January 4, 2002 and the accompanying prospectus supplement, dated August 19, 2003, which are available from Needham & Company, Inc., 445 Park Avenue, New York, NY 10022 or U.S. Bancorp Piper Jaffray, 800 Nicollet Mall, Minneapolis, MN 55402. The Company expects to complete the sale of these shares on or about August 25, 2003.


                                     (more)

PEMSTAR
August 20, 2003
Page 2

About PEMSTAR

PEMSTAR Inc. (www.pemstar.com) provides a comprehensive range of global engineering, product design, automation and test, manufacturing and fulfillment services and solutions to customers in the communications, computing and data storage, industrial equipment and medical industries. PEMSTAR provides these services and solutions on a global basis through 15 strategic locations in North America, South America, Asia and Europe. These customer solutions offerings support customers' products from initial product development and design, through manufacturing to worldwide distribution and aftermarket support.

This press release may contain "forward-looking" statements. These forward-looking statements may contain statements of intent, belief or current expectations of PEMSTAR Inc. and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. In addition to factors discussed above, risks and uncertainties that may cause such differences for PEMSTAR include but are not limited to: a continued recession or continued decline in economic conditions; rumors or threats of war; actual conflicts or trade disruptions; trade disruptions resulting from world health alerts or actual disease outbreaks; changes in demand for electronics manufacturing services; changes in demand by major customers due to cancellations, reductions or delays of orders; shortages or price fluctuations in component parts; difficulties managing expansion and integrating acquired businesses; increased competition and other risk factors listed from time to time in PEMSTAR's Securities and Exchange Commission filings, including but not limited to Exhibit 99 of PEMSTAR's Annual Report on Form 10-K for the fiscal year ended March 31, 2003, and PEMSTAR's quarterly reports on form 10-Q filed with the SEC.

CONTACT:   At PEMSTAR:                      At Padilla Speer Beardsley:
           Greg Lea                         Marian Briggs/Matt Sullivan
           EVP & CFO                        612/455-1700
           507/292-6941


                                      ###